Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess	Nora Beger
	610-727-7199	610-727-2384
	bbrungess@amerisourcebergen.com	nbeger@amerisourcebergen.com

AmerisourceBergen Names Peyton R. Howell as

Senior Vice President, AmerisourceBergen Corporation and

President, Global Sourcing and Manufacturer Relationships

VALLEY FORGE, Pa (December 5, 2012) - AmerisourceBergen Corporation (NYSE:  ABC) today announced that Peyton R. Howell has been named Senior Vice President, AmerisourceBergen Corporation and President, Global Sourcing and Manufacturer Relations, effective immediately.  Howell was most recently Senior Vice President, Business Development, AmerisourceBergen Corporation and President of AmerisourceBergen Consulting Services, a business unit of the Company.  She was also a founder and President of Lash Group, which became part of AmerisourceBergen in 1998.

Howell will be responsible for directing the relationships with the portfolio teams from pharmaceutical manufacturers.  One of Howell’s initial objectives will be to work collaboratively to match AmerisourceBergen’s nearly $80 billion in annual pharmaceutical sales with the needs of manufacturers, including specialty, brand, generic and over-the-counter products.  Howell’s health care policy background will also help to ensure that AmerisourceBergen is positioned to support the future needs of manufacturers and health care providers.

Steve H. Collis, President and Chief Executive Officer of AmerisourceBergen said, “Peyton’s appointment clearly demonstrates our commitment to providing value to our manufacturer partners.  By creating and placing this position at the enterprise level and putting someone with Peyton’s expertise in this role, we are poised to be the preferred partner to manufacturers by providing best-in-class services from the entire AmerisourceBergen portfolio.”

Howell holds a master’s degree in Health Administration from The Ohio State University and a Bachelor of Arts from the University of Illinois. In addition to serving various leadership roles in the Healthcare Distribution and Management Association (HDMA), she is also a member of the Healthcare Financial Management Association (HFMA), American College of Healthcare Executives (ACHE) and the Academy of Managed Care Pharmacy (AMCP).

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With nearly $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.